                              ADOPTION AGREEMENT

This Adoption Agreement, dated as of July 5, 2018 (this "Adoption Agreement"), by and among DST SYSTEMS, INC. ("DST"), a Delaware corporation, DST ASSET MANAGER SOLUTIONS, INC. (f/k/a Boston Financial Data Services, Inc.) ("DST AMS") and PIONEER ILS BRIDGE FUND, a Delaware statutory trust (the "Additional Product").

The Additional Product hereby agrees to become a party to that (a) Agency Agreement, dated as of November 6, 2015 (the "Agreement"), originally by and among DST and the Pioneer ILS Interval Fund and (b) the ancillary services detailed in Schedules III (AWD License, Consulting, and Maintenance and Support Services), V (FAN Mail Services - Mutual Funds), VI (FAN Services - Mutual Funds (FANWeb/Vision), VII (PowerSelect Services), and VIII (DST Customer Centers) (collectively, the "Ancillary Agreements") to the Master Agreement dated January 1, 2012, as assigned effective November 1, 2015, between and among Amundi Pioneer Asset Management, Inc. (formerly known as Pioneer Investment Management, Inc., as successor in interest to Pioneer Investment Management Shareholder Services, Inc.), the Pioneer Funds, and Boston Financial Data Services, Inc. ); and (c) be bound by all terms and conditions of the Agency Agreement and the Ancillary Agreements as a "Fund" (as such term is defined in the Agreement), or "Customer" (as such term is defined in the Ancillary Agreements), having such rights, entitlements and obligations as set forth in the Agreement or Ancillary Agreement respectively. By its signature below, the Additional Product confirms to DST, as of the date hereof, its representations and warranties set forth in the Agreement and Ancillary Agreements. The Additional Product acknowledges receipt of a copy of the Agreement and the Ancillary Agreements.

Each of DST, DST AMS, Pioneer ILS Interval Fund, Amundi Pioneer Asset Management, Inc. and Pioneer Funds hereby agrees to accept the Additional Product as a party to the Agreement and the Ancillary Agreements and that the Additional Product shall be a "Fund" or "Customer" (as such terms are defined in the Agreement) under the Agreement, having such rights, entitlements and obligations as set forth in the Agreement.

Except as specifically set forth herein, all other terms and conditions of the Agreement and the Ancillary Agreements shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement, the Ancillary Agreements, and the terms of this Adoption Agreement with regard to the subject matter hereof, the terms of this Adoption Agreement shall control.

This Adoption Agreement may be executed by the parties hereto on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties hereto have caused this Adoption Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

                        {Signatures on following page}

PIONEER ILS BRIDGE FUND

By:          /s/ Mark E. Bradley
             --------------------------
Print Name:  Mark E. Bradley
             --------------------------
Title:       Chief Financial Officer
             --------------------------
Date:        July 3, 2018
             --------------------------

AMUNDI PIONEER ASSET MANAGEMENT, INC.

By:          /s/ Gregg M. Dooling
             --------------------------
Print Name:  Gregg M. Dooling
             --------------------------
Title:       Chief Financial Officer, Americas
             --------------------------
Date:        July 2, 2018
             --------------------------

PIONEER ILS INTERVAL FUND

By:          /s/ Mark E. Bradley
             --------------------------
Print Name:  Mark E. Bradley
             --------------------------
Title:       Chief Financial Officer
             --------------------------
Date:        July 3, 2018
             --------------------------

EACH OF THE PIONEER FUNDS SET FORTH ON
EXHIBIT A TO THE MASTER AGREEMENT

By:          /s/ Mark E. Bradley
             --------------------------
Print Name:  Mark E. Bradley
             --------------------------
Title:       Chief Financial Officer
             --------------------------
Date:        July 3, 2018
             --------------------------
             (Authorized representative
             of each of the Pioneer Funds)

DST SYSTEMS, INC. (on behalf of itself and DST ASSET MANAGER SOLUTIONS, INC.)

By:          /s/ Christopher G. Shaw
             --------------------------
Print Name:  Christopher G. Shaw
             --------------------------
Title:       Managing Director
             --------------------------
Date:        JUly 6, 2018
             --------------------------

                               AGENCY AGREEMENT

   THIS AGREEMENT made the 6th day of November, 2015, by and between, Pioneer ILS Interval Fund, a statutory trust registered under the laws of the State of Delaware, having its principal place of business at 60 State Street, Boston, Massachusetts (the "Fund"), and DST SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 ("DST"):

                                  WITNESSETH:

   WHEREAS, the Fund desires to appoint DST as Transfer Agent (hereinafter referred to as "Transfer Agent") and Sub-Dividend Disbursing Agent, and DST desires to accept such appointment upon the terms and conditions set forth herein;

   NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  Documents to be Provided with Appointment.

    In connection with the appointment of DST as Transfer Agent and Dividend Disbursing Agent for the Fund, the Fund will provide DST with the following Fund-related documents:

    A. Intentionally Deleted

    B. A certified copy of the Certificate of Trust of the Fund and all amendments thereto;

    C. A Certificate from the Secretary of the Fund with respect to the Declaration of Trust and Bylaws of the Fund and all amendments thereto;

    D. Copies of the Registration Statements and amendments thereto, filed with the U.S. Securities and Exchange Commission ("SEC").

    E. A certificate of the Fund as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options, if any;

    F. Specimens of the signatures of the officers of the Fund authorized to sign on behalf of the Fund generally and individuals authorized to sign written instructions and requests;

    G. A Certificate from the Secretary for the Fund with respect to:

       (1) The Fund's organization and existence and status in good standing under the laws of its state of organization,

       (2) The Fund is duly qualified to carry on its business in the State of its organization,

       (3) The status of all shares of stock of the Fund covered by the appointment under the Securities Act of 1933, as amended (the "1933 Act"), and any other applicable federal or state statute,

       (4) That all issued shares are, and all unissued shares will be, when issued, validly issued, fully paid and non-assessable, and

    H. Statements as to (i) the existence or termination of any restrictions on the transfer of shares and in the application to or removal of any legend restricting the transfer of such shares, (ii) any authorized but unissued shares reserved for specific purposes, (iii) if any reserved shares are subject to option and, if so, the details of such reservation, and (iv) special instructions regarding dividends and information of any foreign securityholders.

    I. For this Section 1, a certificate from the Fund's Secretary or Chief Financial Officer is acceptable.

2.  Certain Representations and Warranties of DST.

    DST represents and warrants to the Fund and to the Fund that:

    A. It is a corporation duly organized and existing and in good standing under the laws of Delaware.

    B. It is duly qualified to carry on its business in the State of Missouri.

    C. It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.

    D. It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended (the "1934 Act").

    E. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

    F. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.  Certain Representations and Warranties By the Fund.

    The Fund represents and warrants to DST that:

    A. It is a statutory trust duly organized and existing and in good standing under the laws of State of Delaware and it is duly qualified, as required, to carry on its business in the jurisdictions in which it is required to so qualify.

    B. A registration statement under the 1933 Act has been filed and will be effective with respect to all shares of the Fund being offered for sale.

    C. All requisite steps have been and will continue to be taken to register the Fund's shares for sale in all applicable states and such registration will be effective at all times shares are offered for sale in such state.

    D. To the extent required to offer shares of the Fund as contemplated herein, the Fund is registered with the SEC, any securities self-regulatory organization, and/or any state or non-US securities regulatory body that asserts the authority to regulate such matter, by regulation, order or otherwise (collectively, the "Applicable Regulatory Authorities"), has made all required notice or other filings with and paid all required fees to all Applicable Regulatory Authorities and is currently, and will remain throughout the term of this Agreement, in substantial compliance with applicable law. To the extent any applicable law requires registration, licensing or other qualifications of the Fund or any of its officers, directors, employees, agents or Affiliates, or payment of fees or filing of documents, they are in compliance with same. The foregoing representations will remain accurate during the term of this Agreement

    E. Each offer to sell or sale of shares of the Fund by the Fund or its agents, representatives and dealers in each state in which a share is offered for sale or sold will be made in material compliance with all applicable Federal, State or local laws, rules and regulations.

    F. The Fund is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

4.  Scope of Appointment.

    A. Subject to the terms and conditions set forth in this Agreement, the Fund hereby appoints DST as Transfer Agent and Dividend Disbursing Agent.

    B. DST hereby accepts such appointment and agrees that it will act as the Fund's Transfer Agent and Dividend Disbursing Agent. DST agrees that it will also act as agent in connection with the Fund's periodic withdrawal payment accounts and other open accounts or similar plans for securityholders, if any.

    C. The Fund agrees to use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of the Fund's securityholder account records.

    D. DST, utilizing TA2000/TM/, DST's computerized data processing system for securityholder accounting (the "TA2000 System") and in accordance with the terms and conditions of this Agreement, will perform the following services as transfer and dividend disbursing agent for the Fund, and as agent of the Fund and of the Fund for securityholder accounts thereof, in a timely manner: (i) issuing (including countersigning), transferring and redeeming book entry shares; (ii) maintaining securityholder accounts on the records of the Fund on the TA2000 System; (iii) when and if the Fund participates in the National Securities Clearing Corporation ("NSCC"), accepting and effectuating the registration and maintenance of accounts through Networking and the purchase, redemption, and transfer of shares in such accounts through systems or applications offered to its participants by NSCC (the "Programs") in accordance with instructions transmitted to and received by DST by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, as hereinafter defined, on the Dealer File maintained by DST; (iv) when and if the Fund participates in the NSCC issuing instructions to the Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (v) when and if the Fund participates in the NSCC providing account and transaction information from the Fund's records on TA2000 in accordance with the applicable Program's rules for and those broker-dealers;
       (vi) when and if the Fund participates in the NSCC, maintaining securityholder accounts on TA2000 through the Programs; (vii) providing transaction journals; (viii) once annually preparing securityholder meeting lists for use in connection with the annual meeting and certifying a copy of such list; (ix) mailing securityholder reports and prospectuses; (x) withholding, as required by federal law, taxes on securityholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, 1042S, and K-1 and performing and paying backup withholding as required for all securityholders; (xi) disbursing income dividends and capital gains distributions to securityholders and recording reinvestment of dividends and distributions in shares of the Fund; (xii) preparing and mailing confirmation forms to securityholders and intermediaries for securityholders, as instructed, for all purchases and liquidations of shares of the Fund and other confirmable transactions in securityholders' accounts; (xiii) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management company;
       (xiv) maintaining those records necessary to carry out DST's duties hereunder, including all information reasonably required by the Fund to account for all transactions on TA2000 in the Fund shares;
       (xv) calculating the appropriate sales charge with respect to each purchase of the Fund shares as instructed by an Authorized Person, as hereinafter defined, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Fund's managing dealer or distributor (hereinafter "managing dealer") or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer; (xvi) receiving correspondence pertaining to any former, existing or new securityholder account, processing such correspondence for proper recordkeeping, and responding promptly to securityholder correspondence; mailing to dealers confirmations of wire order trades; mailing copies of securityholder statements to securityholders and registered representatives of dealers in accordance with the instructions of an Authorized Person; (xvii) processing, generally on the date of receipt, purchases or instructions to settle any mail or wire order purchases received in proper order as set forth in the prospectus and rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); (xviii) providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Funds on TA2000; (xix) once approval of the Fund therefore has been received by DST, processing timely redemptions (as provided in the Fund's dividend reinvestment plan) received in proper order as approved by the Fund in accordance with the instructions of the Fund, rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); (xx) providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000; and
       (xxi) providing a Cash Utilization Arrangement consistent with the provisions set forth in Exhibit B. For clarification, with respect to Blue Sky obligations, the Fund is responsible any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold. DST's sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is the Fund's responsibility to validate that the blue sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by DST, to ensure accuracy. DST is not responsible in any way for claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the DST Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state).

    E. At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 4.D. in connection with transactions (i) on behalf of retirement plans and participants in retirement plans and transactions ordered by brokers as part of a "no transaction fee" program ("NTF"), the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform securityholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan, non-NTF and pre-nightly transactions, (the "Exception Services").

    F. DST shall use reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund's instructions, prospectus or application as amended from time to time, for the Fund provided (i) DST is advised in advance by the Fund of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Fund requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST's cost of performing the services required hereunder at the current level of service, DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs. In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

    G. The Fund shall add all new investment programs to the TA2000 System upon at least thirty (30) days' prior written notice to DST provided that the requirements of the new programs are generally consistent with services then being provided by DST under this Agreement. Rates or charges for additional programs shall be as set forth in Exhibit B, as hereinafter defined, for the remainder of the contract term except as such programs use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with DST's then-standard pricing schedule.

    H. The provisions of this Section 4.H that follow this sentence shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agreement or any provisions of any exhibit or other attachment to this Agreement (or any provisions of any attachment to any such exhibit or attachment). The parties agree that - to the extent that DST provides any services under this Agency Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x) - it is the parties' mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Fund and that DST will not make any judgments or exercise any discretion of any kind, and particularly that DST will not make any judgments or exercise any discretion in:
       (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Fund); and (5) paying withholding and other taxes, except pursuant to the express instructions of the Fund. The Fund agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under this Agency Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law (including without limitation the services described in Section 4.D(x)), including promptly providing responses to requests for direction that may be made from time to time by DST of the Fund in this regard.

    I. The Fund will not accept individual retirement accounts (IRAs) as investors or shareholders.

5.  Limit of Authority.

    The appointment of DST as Transfer Agent for the Fund will be construed to cover the full amount of authorized stock of each class or classes for which DST is appointed as the same will, from time to time, be constituted, and as reduced or increased from time to time.

       In case of such reduction or increase the Fund shall advise DST and provide DST with the following documents:

    A. If the appointment of DST was theretofore expressly limited, a certified copy of a resolution of the Board of Trustees of the Fund increasing the authority of DST;

    B. A certificate of the Secretary of the Fund certifying the amendment to the Declaration of Trust of the Fund authorizing the increase of stock, if such amendment is required;

    C. A certified copy of the order or consent of each governmental or regulatory authority required by law to consent to the issuance of the increased stock, and an opinion of counsel that the order or consent of no other governmental or regulatory authority is required;

    D. A certificate of the Secretary of the Fund stating:

       (1) The status of the additional shares of stock of the Fund under the 1933 Act, and any other applicable federal or state statute; and

       (2) That the additional shares are, or when issued will be, validly issued, fully paid and non-assessable.

6.  Compensation and Expenses.

    A. In consideration for DST's services hereunder as Transfer Agent and Dividend Disbursing Agent, the Fund will pay to DST from time to time a reasonable compensation for all services rendered as Agent, and also, all its reasonable billable expenses, charges, counsel fees, and other disbursements ("Compensation and Expenses") incurred in connection with the agency. Such compensation is set forth in a separate schedule to be agreed to by the Fund and DST, a copy of which is attached hereto as Exhibit B. If the Fund has not paid such Compensation and Expenses to DST within a reasonable time, DST may, after prior written notice to the Fund, charge against any monies held under this Agreement, the amount of any Compensation and/or Expenses for which it shall be entitled to reimbursement under this Agreement. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the Purge Date, as hereinafter defined in Section 17.

    B. The Fund also agrees promptly to reimburse DST for all reasonable billable expenses or disbursements incurred by DST in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationery supplies, counsel fees, outside printing and mailing firms (including DST Output, LLC), off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Fund's request at the Fund's or a third party's premises, telecommunications equipment, telephone/telecommunication lines between the Fund and its agents, on one hand, and DST on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, transmission of statement data for remote printing or processing, and National Securities Clearing Corporation ("NSCC") transaction fees, if applicable, to the extent any of the foregoing are paid by DST. The Fund agrees to pay postage expenses at least one day in advance if so requested. In addition, any other expenses incurred by DST at the request or with the consent of the Fund will be promptly reimbursed by the Fund.

    C. Amounts due hereunder shall be due and paid on or before the thirtieth (30/th/) business day after receipt of the statement therefor by the Fund (the "Due Date"). The Fund is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 6.D. hereof, in the event that any amounts due hereunder are not received by DST by the Due Date, the Fund shall pay a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month times the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by DST. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Fund's or DST's default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

    D. In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5/th/) business day after the day on which DST provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the "Revised Due Date"). Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date.

    E. The fees and charges set forth on Exhibit B shall increase or may be increased as follows:

       (1) On the first day of each new term or otherwise in accordance with the "Fee Increases" provision in Exhibit B;

       (2) DST may increase the fees and charges set forth on Exhibit B upon at least ninety (90) days prior written notice, if changes in existing laws, rules or regulations: (i) require substantial system modifications or (ii) materially increase cost of performance hereunder;

       (3) DST may charge for additional features of TA2000 used by the Fund which features are not consistent with the Fund's current processing requirements; and

       (4) In the event DST, at the Fund's request or direction, performs Exception Services, DST shall be entitled to increase the fees and charges for such Exception Services from those set forth on Exhibit B to the extent such Exception Services increase DST's cost of performance.

    If DST notifies the Fund of an increase in fees or charges pursuant to subparagraph (2) of this Section 6.E., the parties shall confer, diligently and in good faith and agree upon a new fee to cover the amount necessary, but not more than such amount, to reimburse DST for the Fund's pro-rata portion of the cost of developing the new software to comply with regulatory charges and for the increased cost of operation.

    If DST notifies the Fund of an increase in fees or charges under subparagraphs (3) or (4) of this Section 6.E., the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

7.  Operation of DST System.

    In connection with the performance of its services under this Agreement, DST is responsible for such items as:

    A. That entries in DST's records, and in the Fund's records created by DST on the TA2000 System, reflect the orders, instructions, and other information received by DST from the Fund, the Fund's distributor, manager or managing dealer, investment adviser, sponsor, custodian, or administrator and any other person whom the Fund names on Exhibit C (each an "Authorized Person"), broker-dealers or securityholders;

    B. That securityholder lists, securityholder account verifications, confirmations and other securityholder account information to be produced from its records or data be available and accurately reflect the data in the Fund's records on the TA2000 System;

    C. The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from the Fund and the data in the Fund's records on the TA2000 System;

    D. That, once approval of the Fund therefor has been received by DST, redemptions and payments be effected timely in accordance with the instructions of the Fund and accurately in accordance with redemption instructions received by DST from Authorized Persons, broker-dealers or securityholders and the data in the Fund's records on the TA2000 System.

    E. The deposit daily in the Fund's appropriate special bank account of all checks and payments received by DST from NSCC (if applicable), broker-dealers or securityholders for investment in shares;

    F. The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, redemptions and other securityholder account transactions, all in conformance with DST's present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the "Procedures") with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or managing dealer, or its or DST's counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;

    G. The maintenance of customary records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act; and

    H. The maintenance of a current, duplicate set of the Fund's essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

8.  Indemnification.

    A. DST shall provide the services set forth in, and fulfill its obligations under, this Agreement in accordance with the terms and conditions set forth in this Agreement, Section 17A of the 1934 Act, and the rules and regulations thereunder, any other federal or state laws applicable to DST's acting as a Transfer Agent or any local laws which are the subject of a Memorandum issued by the Investment Company Institute or brought to DST's attention by an Authorized Person. For those activities or actions delineated in the Procedures, DST shall be presumed to have acted in accordance with the terms and conditions of this Agreement if DST has acted in accordance with the Procedures in effect when DST acted or omitted to act.

    B. DST shall not be responsible for, and the Fund shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against DST or for which DST may be held to be liable (including without limitation any attorney's fees or court costs incurred by DST in enforcing this right to the Fund's indemnification) (the "Adverse Consequences"), arising out of or attributable to:

       (1) All actions or omissions of DST required to be taken or omitted by DST pursuant to this Agreement, provided that DST has acted in good faith, without negligence or willful misconduct;

       (2) The Fund's refusal or failure to comply with the terms of this Agreement or the material breach of any representation or warranty of the Fund hereunder;

       (3) The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by the Fund in writing (see Exhibit C) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST's good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by the Fund, its investment advisor, its sponsor, its managing dealer or any other person or entity from whom the Fund instructs DST to accept and utilize information, data, records, transmissions and documents.;

       (4) Defaults by dealers or shareowners with respect to payment for share orders previously entered;

       (5) The negotiation and processing of all checks, including checks that are tendered to DST for the purchase of shares of the Fund;

       (6) The offer or sale of the Fund's shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state or in excess of the authorized number of outstanding shares (unless such violation results from DST's failure to comply with written instructions the Fund or of any officer of the Fund that no offers or sales be permitted to remain in the Fund's securityholder records in or to residents of such state);

       (7) The Fund's errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the "DST Facilities"), and control procedures relating thereto in the verification of output and in the remote input of data;

       (8) Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, the Fund's records, securityholder and other records, delivered to DST hereunder by the Fund or its prior agent(s);

       (9) Actions or omissions to act by the Fund or agents designated by the Fund with respect to duties assumed thereby as provided for in
            Section 21 hereof; and

       (10) DST's performance of Exception Services except where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or with gross negligence.

    C. Except where DST is entitled to indemnification under Section 8.B. hereof, DST shall indemnify and hold the Fund harmless from and against any and all Adverse Consequences arising out of DST's failure to comply with the terms of, or to fulfill its obligations under, this Agreement or arising out of or attributable to DST's negligence, bad faith, or willful misconduct in the performance of the services hereunder; provided, however, that DST's cumulative and aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with: (i) this Agreement and its Fee Schedules, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the

       Fund to DST as fees and charges under the applicable Fee Schedule, but not including reimbursable expenses, during the twelve (12) calendar months immediately preceding the event giving rise to DST's liability; or (ii) with respect to claims arising from breaches by DST of its confidentiality or privacy obligations under this Agreement or its Fee Schedules, whether in contract, tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Fund to DST as fees and charges under the applicable Fee Schedule, but not including reimbursable expenses, during the eighteen (18) calendar months immediately preceding the event giving rise to DST's liability.

    D. IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO ANY PERSON, INCLUDING, WITHOUT LIMITATION THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR OTHER SPECIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

    E. Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party's sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.

9.  Certain Covenants of DST and the Fund.

    A. All requisite steps will be taken by the Fund from time to time when and as necessary to register, or qualify, as applicable, the Fund's shares for sale in all states in which the Fund's shares shall at the time be offered for sale and require registration or qualification. If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund's shares, the Fund will give prompt notice thereof to DST.

    B. DST hereby agrees to perform such transfer agency functions as are set forth in Section 4.D. above and establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices, and to carry such insurance as it considers adequate and reasonably available.

    C. DST agrees that all records maintained by DST relating to services to be performed by DST under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request.

    D. DST agrees to furnish the Fund annual reports of DST's financial condition, consisting of a balance sheet, earnings statement and any other public financial information reasonably requested by the Fund. The annual financial statements will be certified by DST's certified public accountants.

    E. DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the transfer agent industry relating to securityholder services and will use its reasonable efforts to continue to modernize and improve its systems.

    F. DST will permit the Fund and its authorized representatives (subject to execution of DST's standard confidentiality and non-use agreement) to make periodic inspections of its operations as such involves or is utilized by DST to provide services to the Fund at reasonable times during business hours. DST will permit duly authorized federal examiners to make periodic inspections of its operations as such would involve the Fund to obtain, inter alia, information and records relating to DST's performance of its Compliance + Program or Identity Theft Program obligations and to inspect DST's operations for purposes of the Program." Any costs imposed by such examiners in connection with such examination (other than fines or other penalties) shall be paid by the Fund. Notwithstanding anything herein to the contrary, DST is authorized to and will permit the Internal Revenue Service and any other tax authority to inspect its operations in connection with examinations by any such authority of DST's or other taxpayer's compliance with the tax laws, and the costs of each such inspection and examination shall be paid by the Fund to the extent that the examination relates to DST's performance of services under this Agreement.

10. Recapitalization or Readjustment.

    In case of any recapitalization, readjustment or other change in the capital structure of the Fund requiring a change in the shares contained in book entry form on the stock record of the Fund as maintained by DST, DST will effectuate or transfer ownership of, the outstanding shares in book entry, upon receiving:

    A. Written instructions from an officer of the Fund;

    B. Certificate of the Secretary of the Fund certifying the amendment to the Declaration of Trust of the Fund or other document effecting the change, if such amendment or other documents is required;

    C. Certified copy of any order or consent of each governmental or regulatory authority, required by law to the issuance of new book entry shares, and an opinion of counsel that the order or consent of no or no other government or regulatory authority is required;

    D. Certificate of the Secretary of the Fund stating:

       (1) The status of the shares of stock of the Fund in the new form under the 1933 Act, as amended and any other applicable federal or state statute; and

       (2) That the issued shares in the new form are, and all unissued shares will be, when issued, validly issued, fully paid and non-assessable.

11. Omitted.

12. Death, Resignation or Removal of Signing Officer.

    The Fund will promptly provide DST written notice of any change in the officers authorized to sign stock certificates, written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer.

13. Future Amendments of Declaration of Trust and Bylaws.

    The Fund will promptly provide DST with copies of all material amendments to its Declaration of Trust or Bylaws made after the date of this Agreement.

14. Instructions, Opinion of Counsel and Signatures.

    At any time DST may apply to any person authorized by the Fund to give instructions to DST, and may with the prior written approval of a the Fund officer consult with legal counsel for the Fund at the expense of the Fund, or DST's own legal counsel, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. In connection with services provided by DST under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x), DST shall have no obligation to continue to provide such services after it has asked the Fund to give it instructions which it believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Fund, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence. DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

15. Force Majeure and Disaster Recovery Plans.

    A. DST shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to DST's reasonable control which prevents or hinders DST's performance hereunder.

    B. DST shall provide back-up facilities to the data center or centers used by DST to provide the transfer agency services hereunder (collectively, the "Back-Up Facilities") capable of supplying the transfer agency services specified herein to the Fund in case of damage to the primary facility providing those services. The back-up to the data center operations facility will have no other function that could not be suspended immediately for an indefinite period of time to the extent necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in DST's Business Contingency Plan. Transfer to the Back-Up Facility shall commence promptly after the DST's declaration of a disaster and shall be conducted in accordance with DST's Business Contingency Plan, which Plan calls for the transfer of TA2000 to the Back-Up Facilities to be completed within 4 hours after DST's declaration of a disaster. The Fund shall not bear any costs (in addition to the Fees and charges set forth in Exhibit B attached hereto) related to such transfer. At least once annually, DST shall complete a successful test of the Business Contingency Plan.

    C. DST also currently maintains, separate from the area in which the operations which provides the services to the Fund hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable.

       The transfer of operations to other operating areas or to the Crisis Management Center is also covered in DST's Business Contingency Plan.

16. Certification of Documents.

    The required copy of the Certificate of Trust of the Fund and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of Delaware, and if such Certificate of Trust and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to DST. A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the stock will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority. The copy of the Declaration of Trust and Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Trustees of the Fund, will be certified by the Secretary or an Assistant Secretary of the Fund.

17. Records.

    DST will maintain customary transfer agent records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in this Agreement to the contrary, the records to be maintained and preserved by DST on the TA2000 System under this Agreement shall be maintained and preserved in accordance with the following:

    A. Annual Purges by August 31: DST and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Exhibit B.

    B. Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

    C. Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Exhibit B, the Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

18. Disposition of Books, Records and Canceled Certificates.

    DST may send periodically to the Fund, or to where designated by the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund or the Fund under and in accordance with the requirements of Section 17Ad-7 adopted under the 1934 Act, including by way of example and not limitation Section 17Ad-7(g) thereof. Such materials will not be destroyed by the Fund or the Fund without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

19. Provisions Relating to DST as Transfer Agent.

    A. Before making any original issue of shares, the Fund will furnish DST with sufficient funds to pay all required taxes on the original issue of the stock, if any. The Fund will furnish DST such evidence as may be required by DST to show the actual value of the shares. If no taxes are payable, DST will be furnished with an opinion of outside counsel to that effect.

    B. Shares of stock will be transferred by book entry in accordance with the instructions of the securityholders thereof and, upon receipt of the Fund's instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the securityholder instructions are deemed by DST to be properly endorsed by an appropriate person to originate such instructions under applicable law accompanied by such documents as DST may deem necessary to evidence the authority of the person making the transfer or redemption. DST reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures. DST also reserves the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized. DST may, in effecting transfers or redemptions, rely upon the Procedures, Simplification Acts, Uniform Commercial Code or other statutes that protect DST and the Fund or both in not requiring complete fiduciary documentation. In cases in which DST is not directed or otherwise required to maintain the consolidated records of securityholder's accounts, DST will not be liable for any loss which may arise by reason of not having such records.

    C. DST will supply a securityholders list to the Fund for the Fund's annual meeting upon receiving a request from an officer of the Fund. It will also, at the expense of the Fund, supply lists at such other times as may be requested by an officer of the Fund.

    D. Upon receipt of written instructions of an officer of the Fund, DST will, at the expense of the Fund, address and mail notices to securityholders.

    E. In case of any request or demand for the inspection of the stock books of the Fund or any other books in the possession of DST, DST will endeavor to notify the Fund, and to secure instructions as to permitting or refusing such inspection. DST reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.

    F. DST agrees to furnish the Fund with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing and (2) semi-annually with a copy of a SSAE 16 or successor Report issued by DST's certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC. The annual financial statements will be certified by DST's certified public accountants and the posting of a current copy thereof on DST's website shall be deemed to be delivery to the Fund.

    G. (1) DST shall assist the Fund to fulfill certain of its responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, the Red Flags Regulations promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act, and the applicable federal securities laws (collectively the "Reform Regulations"), by complying with Compliance +(TM), a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the "Compliance + Program"), a copy of which has hitherto been made available to Fund. These business processes are anti-money laundering, identity theft, red flag reporting, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, transfer agent administration and safeguarding fund assets and securities. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide you with written notice of any such changes.

      (2) DST shall (i) perform the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST's performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that DST's employees act in accordance with the Compliance + Program, and (iii) provide the Fund with written notice of any material changes made to the Program as attached hereto.

      (3) Notwithstanding the foregoing, DST's obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of the obligations under the enumerated Acts and Regulations that DST has not agreed to perform on the Fund's behalf under the Compliance + Program or under this Agreement shall remain the Fund's sole obligation.

    H. With respect to DST's activities under the Compliance + Program, DST will permit duly authorized governmental and self-regulatory examiners to make periodic inspections of its operations as such would involve the Fund to obtain, inter alia, information and records relating to DST's performance of its obligations under the Compliance + Program and to inspect DST's operations for purposes of determining DST's compliance with the Identity Theft Program. Any costs imposed by such examiners in connection with such examination (other than fines or other penalties arising solely out of DST's failure to fulfill its obligations under the Compliance + Program) shall be paid by the Fund.

    I. The Fund hereby advises DST that even though the shares of the Fund will be sold through broker-dealers who have executed selling group or dealer agreements with the Fund or its principal underwriter, the operational nature of the trading will be such that those broker-dealers will not be assuming all obligations and responsibilities under applicable laws with respect to CIP, Identity Theft and the Red Flag Regulations. Therefore, these CIP, Identity Theft and the Red Flag Regulations obligations and responsibilities are among the obligations and responsibilities that the Fund is employing DST to provide or fulfill, though DST's Compliance + Program.

    J. DST shall establish on behalf of the Fund banking relationships for the conduct of the business of the Fund in accordance with the terms set forth in Section 20.D. of this Agreement.

20. Provisions Relating to Dividend Disbursing and Paying Agency (as well as the receipt, deposit and payment of funds by the Transfer Agent in connection with the purchase and redemption of Funds shares).

    A. DST will, at the expense of the Fund, provide a special form of check containing the imprint of any device or other matter desired by the Fund. Said checks must, however, be of a form and size convenient for use by DST.

    B. If the Fund desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished DST within a reasonable time prior to the date of mailing of the dividend checks, at the expense of the Fund.

    C. If the Fund desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to DST but the size and form of said envelopes will be subject to the approval of DST. If stamped envelopes are used, they must be furnished by the Fund; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Fund.

    D. DST, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the "Bank") into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse ("ACH"), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST's obligations under this Agreement. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Agreement. In each of the foregoing situations, the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement and DST shall not be personally liable on such agreements, but DST's liability shall be judged under the standards set forth in this Agreement. DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith and with due diligence.

    E. DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

21. Assumption of Duties By the Fund or Agents Designated By the Fund.

    A. The Fund or its designated agents other than DST may assume certain duties and responsibilities of DST or those services of Transfer Agent and Dividend Disbursing Agent as those terms are referred to in
       Section 4.D. of this Agreement, including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to DST, preparing and mailing confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Fund, said assumption to be embodied in writing to be signed by both parties.

    B. To the extent the Fund or its agent or affiliate assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 8 hereof.

22. Termination of Agreement.

    A. This Agreement shall be in effect upon execution by both the Fund and DST and shall continue in full force and effect for an initial period of five (5) years (the "Initial Term") commencing upon the first use of DST's Services in production after the conversion of the Fund's securityholder records onto TA2000. Effective upon the last day of such initial five (5) year term, this Agreement may be terminated by either the Fund or DST as of the last day of the then current term by the giving to the other party of at least six months prior written notice, provided, however, that the effective date of any termination shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end. If such notice is not given by either party to the other at least six months prior to the end of the Initial Term or any then current term, this Agreement shall automatically extend for a new term equivalent to the same number of years as the Initial Term unless a different period is contained in any new Fee Schedule as the period during which such Fee Schedule shall be effective (in which latter event the period for which the Fee Schedule applies shall be the length of the new term), each such successive term or period, as applicable, being a new "term" of this Agreement, upon the expiration of any term hereof unless terminated as hereinafter provided in Section 22. B.

    B. Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

       (1) The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns; or

       (2) A material breach of this Agreement by the other party, which breach continues for thirty (30) days after receipt of written notice from the first party; or

      (3) Failure by the Fund to pay Compensation and Expenses as they become due, which failure continues for thirty (30) days after receipt of written notice from DST.

    C. In the event of termination, the Fund will promptly pay DST all amounts due to DST hereunder and DST will use its reasonable efforts to transfer the records of the Fund to the designated successor transfer agent, to provide reasonable assistance to the Fund and its designated successor transfer agent, and to provide other information relating to its services provided hereunder (subject to the recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time); provided, however, as used herein "reasonable assistance" and "other information" shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST.

23. Confidentiality.

    A. DST agrees that, except as provided in the last sentence of
       Section 19.E. hereof, or as otherwise required by law, DST will keep confidential all records of and information in its possession relating to the Fund or its securityholders or securityholder accounts and will not disclose the same to any person not an affiliate of DST except as necessary to fulfill DST's obligations under this Agreement or at the request or with the consent of the Fund.

    B. The Fund agrees that, except as otherwise required by law, the Fund will keep confidential all financial statements and other financial or operational records received from DST, the terms and provisions of this Agreement, all accountant's reports relating to DST, and all manuals, systems and other technical information and data, not publicly disclosed, relating to DST's operations and programs furnished to it by DST pursuant to this Agreement and will not disclose the same to any person not an affiliate of the Fund except as necessary to fulfill the Fund's obligations under this Agreement or at the request or with the consent of DST.

    C. (1) The Fund acknowledges that DST has proprietary rights in and to the TA2000 System used to perform services hereunder including, but not limited to the maintenance of securityholder accounts and records, processing of related information and generation of output, including, without limitation any changes or modifications of the TA2000 System and any other DST programs, data bases, supporting documentation, or procedures (collectively "DST Confidential Information") which the Fund's access to the TA2000 System or computer hardware or software may permit the Fund or its employees or agents to become aware of or to access and that the DST Confidential Information constitutes confidential material and trade secrets of DST. The Fund agrees to maintain the confidentiality of the DST Confidential Information, except as otherwise required by law.

      (2) The Fund acknowledges that any unauthorized use, misuse, disclosure or taking of DST Confidential Information which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. The Fund will advise all of its employees and agents who have access to any DST Confidential Information or to any computer equipment capable of accessing DST or DST hardware or software of the foregoing.

      (3) The Fund acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages. Accordingly, DST may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and the Fund consents to the obtaining of such injunctive relief. All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years; provided that, to the extent Confidential Information includes information that is also a Trade Secret as defined by the Uniform Trade Secrets Act, the obligation to protect such Trade Secrets shall survive the termination of this Agreement and shall remain for so long as such Confidential Information constitutes a Trade Secret, as defined by the Uniform Trade Secrets Act.

      (4) In the event the Fund obtains information from DST or the TA2000 System which is not intended for the Fund, the Fund agrees to
          (i) immediately, and in no case more than twenty-four (24) hours later, notify DST that unauthorized information has been made available to the Fund; (ii) after identifying that such information is not intended for the Fund, not review, disclose, release, or in any way, use such unauthorized information;
          (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to DST a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund's possession or control has been delivered to DST or destroyed as required by this provision.

24. Changes and Modifications.

    A. During the term of this Agreement DST will use on behalf of the Fund without additional cost all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all DST clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay DST promptly for modifications and improvements that are charged for separately at the rate provided for in DST's standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

    B. DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and DST provides the Fund with revised operating procedures and controls.

    C. At the Fund's expense, DST will use reasonable efforts to make any reasonable changes to the TA2000/ /System requested by the Fund ("Client Requested Software"). Charges attendant to the development of Client Requested Software shall be at DST's standard rates and fees in effect at the time. If the cost to DST of operating the TA2000/ /System is increased by the addition of Client Requested Software, DST shall be entitled to increase its fees by an amount to be mutually agreed upon. Significant new features or functions which are utilized by the Fund may be charged for on a pro rata basis, as provided in Section 24.A, above.

    D. All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, "Deliverables"), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST. The parties recognize that during the Term of this Agreement the Fund will disclose to DST, Confidential Information of the Fund and, from time to time, DST may partly rely on such Confidential Information of the Fund to design, structure or develop a Deliverable. Provided that, as developed, such Deliverable contains no Confidential Information of the Fund that identifies the Fund, (i) the Fund hereby consents to DST's use of such Confidential Information to design, to structure or to determine the scope of such Deliverable or to incorporate into such Deliverable and that any such Deliverable, regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of DST and (ii) the Fund hereby grants DST a perpetual, nonexclusive license to incorporate and retain in such Deliverables Confidential Information of the Fund. All Confidential Information of the Fund shall be and shall remain the property of the Fund and shall remain protected under Section 23(A).

25. Third Party Vendors.

    Nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails,
    (b) telecommunications companies including but not limited to AT&T, Sprint, MCI and other delivery, telecommunications and other such companies not under the party's reasonable control, and (c) third parties not under the party's reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if DST selected such company, DST shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

26. Limitations on Liability.

    A. If the Fund is comprised of more than one portfolio or program, each portfolio or program shall be regarded for all purposes hereunder as a separate party apart from each other portfolio or program. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular portfolio or program to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular portfolio or program constitute a right, obligation or remedy applicable to any other portfolio or program. The use of this single document to memorialize the separate agreement of each portfolio or program is understood to be for clerical convenience only and shall not constitute any basis for joining the portfolios or programs for any reason.

    B. Notice is hereby given that a copy of the Fund's Certificate of Trust and all amendments thereto is on file with the Secretary of State of the State of Delaware; that this Agreement has been executed on behalf of the Fund by the undersigned duly authorized representative of the Fund in his/her capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any trustee, officer or securityholder of the Fund individually.

27. Miscellaneous.

    A. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, excluding that body of law applicable to choice of law.

    B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

    C. The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

    D. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

    E. The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

    F. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    G. If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

    H. Except as otherwise provided herein, this Agreement may not be assigned by the Fund or DST without the prior written consent of the other. DST may assign this Agreement, in whole or in part, or subcontract certain of its obligations hereunder, to any domestic or foreign affiliate of DST. Upon request of the Fund, DST will provide the Fund with a list of any subcontractors unaffiliated with DST who are: (i) engaged to provide services specific to the Fund or the Fund, and (ii) who will have access to Fund securityholder information.

    I. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Fund and DST. It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and not as an employee of the Fund. This Agreement is between DST and the Fund and neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.

    J. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

    K. The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

    L. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.

    M. All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

       If to DST:

          DST Systems, Inc.
          1055 Broadway, 9/th/ Floor
          Kansas City, Missouri 64105
          Attn: President Asset Management Services
          Facsimile No.: 816-435-3455

       With a copy of non-operational notices to:

          DST Systems, Inc.
          333 West 11/th/ Street, 5/th/ Floor
          Kansas City, Missouri 64105
          Attn: Legal Department
          Facsimile No.: 816-435-8630

       If to the Fund:

          Pioneer ILS Interval Fund
          60 State Street 16/th/ Floor
          Boston, MA 02109
          Attn: Kelly O'Donnell
          Facsimile No.:617-422-4240

       or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

    N. DST and the Fund (including all agents of the Fund) agree that, during any term of this Agreement and for twelve (12) months after its termination, neither party will solicit for employment or offer employment to any employees of the other.

    O. The representations and warranties contained herein shall survive the execution of this Agreement and the performance of services hereunder and the provisions of Section 8 of this Agreement shall survive the termination of the Agreement and the performance of services hereunder until any statute of limitations applicable to the matter at issues shall have expired.

    P. DST will not be precluded from offering services similar to those offered to the Fund(s) to other parties, including competitors of the Fund(s).

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

PIONEER ILS INTERVAL FUND

        By:     /s/ Mark E. Bradley
                ----------------------
        Name:   Mark E. Bradley
        Title:  Treasurer

DST SYSTEMS, INC.

        By:     /s/ James F. Dobbins
                -----------------------
        Name:   James F. Dobbins
        Title:  Vice President

                                                               SCHEDULE A
                                                               LIST OF TRUSTS

       Name:                                                   CUSIP

       PIONEER ILS INTERVAL FUND                               72369L107

                               SERVICES PROVIDED

================================================================================

   .   Distribution Center

       .   Receipt and sort of incoming mail

       .   Creation of electronic images for all paper received

       .   Automated distribution of work based on assigned priority

       .   Issuance of redemption and replacement checks

   .   Transaction Processing

       .   New Account Establishment

       .   Account Maintenance

       .   Purchases

       .   Redemptions

       .   Transfers

   .   Interval Fund Services

    .  Manage quarterly purchase gates

    .  Manage quarterly repurchase process

    .  Gathering and reporting of subscription/commitment letters

    .  Manage firm level interval fund processes

    .  Gathering and reporting of repurchase letters

   .   Control

       .   Input of daily prices and dividend rates

       .   Processing of dividend and capital gain distributions

       .   Reconciliation of daily bank accounts

       .   Blue Sky Transmissions/Support

       .   Commission Processing and Reconciliation

       .   Cash and Share Reconciliation

   .   Year-End

       .   IRS Reporting

           .   1099

           .   5498

   .   Broker Servicing (phones)

       .   Inquiry

       .   Correspondence

       .   Commission Inquiries

   .   Shareholder Servicing (phones)

       .   Inquiry

       .   Telephone Transactions

       .   Correspondence

       .   Internet Support

For clarification, none of the Services outlined in this Exhibit A.1 or outlined in 4.D, if performed in accordance with DST's standard practices, constitute Exception Services.

                                                                      EXHIBIT B

                             AUTHORIZED PERSONNEL

Pursuant to Section 8.A. of the Agency Agreement between Pioneer ILS Interval Fund (the "Fund") and DST (the "Agreement"), the Fund authorizes the following Fund personnel to provide instructions to DST, and receive inquiries from DST in connection with the Agreement:

                 Name                                   Title
                 ----                                   -----











This Exhibit may be revised by the Fund by providing DST with a substitute Exhibit B. Any such substitute Exhibit B shall become effective twenty-four
(24) hours after DST's receipt of the document and shall be incorporated into the Agreement.

                                                                 EXHIBIT B, p.2

ACKNOWLEDGMENT OF TRUST INSTRUCTION AND DST RECEIPT:

PIONEER ILS INTERVAL FUND

        By:     /s/ Mark E. Bradley
                ----------------------
        Name:   Mark E. Bradley
        Title:  Treasurer

DST SYSTEMS, INC.

        By:     /s/ James F. Dobbins
                -----------------------
        Name:   James F. Dobbins
        Title:  Vice President